Exhibit 99.1

2005-17

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON TO ACQUIRE VALVE MANUFACTURER

HOUSTON (September 1, 2005) — Cooper Cameron Corporation has agreed to purchase certain businesses of the Flow Control segment of Dresser, Inc. for approximately $224 million in cash, subject to final adjustments and other matters. The transaction is expected to close during the fourth quarter of 2005, subject to regulatory approval. The companies previously made a Hart-Scott-Rodino filing, and are now responding to a second request from the Department of Justice for additional information on certain product lines.

The businesses being acquired serve customers in the worldwide oil and gas production, pipeline and process markets, and their product offerings include ball valves, check valves, actuators, gate valves and plug valves. Product brands include Grove, TK and Wheatley, among others. The businesses being acquired have facilities in Italy, Canada, Germany, the Netherlands, the United Kingdom, Brazil and the United States. Revenues for the acquired businesses were approximately $400 million in 2004 and are expected to increase to approximately $480 million in 2005. The acquired operations have been performing at slightly better than breakeven operating income.

Cooper Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson said, “These operations will be combined with our Cooper Cameron Valves business, further confirming CCV’s role as a primary supplier of valves and related equipment and services to the oil and gas industry.” Erikson noted that the acquisition will likely have only a modest impact on Cooper Cameron’s earnings per share during 2005, due to the timing of the closing and the expectation that the near-term earnings contribution will essentially be offset by the costs associated with integrating the acquired facilities with CCV’s current operations. “This is one of the more ambitious acquisitions we have undertaken,” Erikson said, “and we expect the combination of these businesses to favorably impact our profitability in 2006, after adjusting for one-time integration costs.” Erikson said that the integration process will be ongoing throughout 2006 and into early 2007.

In conjunction with this announcement, Cooper Cameron will host a conference call tomorrow (September 2, 2005) at 9:00 am Eastern time (8:00 am Central) to discuss the acquisition. The call will be broadcast over the internet via the Company’s website at www.coopercameron.com, or may be accessed by dialing 201-689-8261 approximately ten minutes prior to the start time. The call will be archived for one week, and will be available on the Company’s website or by telephone at 201-612-7415, replay account number 3342, replay conference ID number 167913.

Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation, metering and flow measurement equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

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Website: www.coopercameron.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding performance of the acquired operations and the impact of the acquisition on the future profitability of the Company, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Such factors may include overall demand for the Company’s products; changes in the price of (and demand for) oil and gas in both domestic and international markets; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; variations in global economic activity; and changes in the financial markets, the satisfaction of the closing conditions for the contemplated acquisition, the future performance of the businesses to be acquired and the costs and timing associated with the integration process, as well as those factors described from time to time in our filings with the Securities and Exchange Commission. In particular, current and projected oil and gas prices directly affect customers’ spending levels and their related purchases of the Company’s products and services. Changes in oil and gas price expectations may also lead to changes in the Company’s cost structure, staffing or spending levels.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable securities laws and regulations.